UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 15, 2012
BOISE CASCADE HOLDINGS, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-122770 (Commission File Number)	20-1478587 (IRS Employer Identification No.)
1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On October 15, 2012, Boise Cascade Holdings, L.L.C. announced the following estimated unaudited financial data for the quarter ended September 30, 2012.
The estimates set forth below are based upon currently available information. Estimates of results are inherently uncertain and subject to change, and Boise Cascade Holdings, L.L.C. does not undertake any obligation to update this information. The estimates set forth below may differ from actual results. Actual results remain subject to the completion of management’s final review. During the course of the preparation of the financial statements and related notes, additional items that would require material adjustments to the preliminary financial information presented below may be identified. The estimates set forth below were prepared by our management and are based on a number of assumptions.

Q3 2012 Preliminary Estimate
($ millions)
Segment sales
Building Materials Distribution	$595.0 - $615.0
Wood Products	255.0 - 265.0
Intersegment eliminations	(95.0) - (105.0)
Total sales	$755.0 - $775.0

Net income	$21.5 - $25.1

Segment EBITDA
Building Materials Distribution	$11.5 - $13.5
Wood Products	27.5 - 29.5
Corporate and other	(4.2) - (4.6)
Total EBITDA (a)	$34.8 - $38.4

Total cash and cash equivalents	$220.0 - $230.0

(a)	In comparison to net income, EBITDA excludes approximately $13.5 million in the aggregate of net interest expense, income tax expense, and depreciation and amortization.
The information in this filing shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01 Other Events.
Redemption of Senior Subordinated Notes
On October 15, 2012, we completed the redemption of $75.0 million of the senior subordinated notes (the “Redemption”) at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest of $2.7 million. We funded the Redemption using $27.7 million of cash on hand and $50.0 million of borrowings under our senior secured revolving credit facility.

Commencement of Senior Notes Offering
On October 15, 2012, Boise Cascade, L.L.C. (the “Company”) and Boise Cascade Finance Corporation (“Boise Finance” and collectively with the Company, the “Co-issuers”), each a subsidiary of Boise Cascade Holdings, L.L.C. (“BC Holdings”), commenced a proposed private offering (the “Senior Notes Offering”) of up to $250.0 million in aggregate principal amount of new senior notes (the “Senior Notes”) by the Co-issuers. The Senior Notes, if issued, will be guaranteed by each of the Company's existing and future direct or indirect subsidiaries that is a guarantor or co-borrower under our senior secured revolving credit facility, other than Boise Finance. The Senior Notes will also be guaranteed by BC Holdings until such time, if ever, as the Company's common stock is listed on any national securities exchange. We intend to use the proceeds from the Senior Notes Offering to fund the redemption of all of our outstanding senior subordinated notes (after giving effect to the Redemption), including all accrued and unpaid fees thereon, and to pay fees and expenses incurred in connection therewith. The remaining proceeds from the Senior Notes Offering will be available for general corporate purposes.
The Senior Notes and the related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and, unless so registered, may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and state securities laws.
Neither this filing nor the description of the Senior Notes Offering contained herein constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes and related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The information contained herein regarding the Senior Notes Offering is being provided pursuant to and in accordance with Rule 135c under the Securities Act.
FORWARD-LOOKING STATEMENTS
This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. Forward-looking statements include information concerning the proposed Senior Notes Offering, including the proposed use of proceeds from the Senior Notes Offering. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this filing, you should understand that these statements are not guarantees of performance or results, including the consummation of the Senior Notes Offering. Many factors could affect our actual performance and results and could cause actual results to differ materially from those expressed in the forward-looking statements. Please refer to our filings with the SEC for a discussion of other factors that may affect future performance or results.
In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this document might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE HOLDINGS, L.L.C.

	By	/s/ John T. Sahlberg
John T. Sahlberg Senior Vice President, Human Resources and General Counsel
Date: October 15, 2012